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                                                                 Exhibit (l)(22)

                               PURCHASE AGREEMENT

     Northern Funds (the "Trust"), a Delaware statutory trust, and Eric K. Schweitzer (the "Purchaser"), hereby agree as follows:

     1. The Trust hereby offers the Purchaser and the Purchaser hereby purchases ten shares of the Emerging Markets Equity Fund (the "Emerging Markets Equity Shares") for $10.00 per share. The Trust hereby acknowledges receipt from the Purchaser of funds in full payment for the Emerging Markets Equity Shares shares.

     2. The Purchaser represents and warrants to the Trust that the Emerging Markets Equity Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of February 17, 2006.

                                        NORTHERN FUNDS


                                        By: /s/ Lloyd A. Wennlund
                                            ------------------------------------


                                        ERIC K. SCHWEITZER


                                        By: /s/ Eric K. Schweitzer
                                            ------------------------------------